EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 2, 2026

California Resources Corporation
1 World Trade Center, Suite 1500
Long Beach, CA 90831

Ladies and Gentlemen:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-281267) and Form S-8 (No. 333-252736 and No. 333-264766) of California Resources Corporation (the “Company”) of the reference to DeGolyer and MacNaughton and the inclusion of our report dated February 20, 2026 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716